FOR IMMEDIATE RELEASE

ADP REPORTS FISCAL 2006 RESULTS, PROVIDES FISCAL 2007 GUIDANCE,
ANNOUNCES PLAN TO SPIN-OFF BROKERAGE SERVICES BUSINESS;
Revenues Rise 11%, EPS from Continuing Operations Increases 25%;
Forecasting Revenue Growth of Approximately 10%, and 17% - 20% EPS Growth for Fiscal 2007

ROSELAND, New Jersey, August 2, 2006 - Automatic Data Processing, Inc. (NYSE:ADP) reported 11% revenue growth, to $8.9 billion, and $1.85 earnings per share from continuing operations for the fiscal year ended June 30, 2006 Arthur F. Weinbach, chairman and chief executive officer, announced today. On an “as reported” basis, including stock compensation expense in fiscal 2006 and not in fiscal 2005, pretax and net earnings from continuing operations grew 9% and 7%, respectively, and diluted earnings per share from continuing operations increased 9%, from $1.69 per share a year ago on fewer shares outstanding. On a comparable basis, including stock compensation expense in both fiscal 2006 and 2005, pretax and net earnings from continuing operations each grew 23%, and diluted earnings per share from continuing operations increased 25%, from $1.48 per share a year ago on fewer shares outstanding. Selling expenes related to the extraordinary Employer Services' fourth quarter new business sales growth decreased earnings per share by about $0.01. During the fiscal year ADP acquired over 29 million shares of its stock for treasury for approximately $1.3 billion. Cash and marketable securities balances were $2.7 billion at June 30, 2006. Cash flows from operations reflect continued strength at over $1.8 billion for the year.

For the fourth quarter of fiscal 2006, revenues were $2.5 billion, an increase of 14% compared with $2.2 billion for the fourth quarter of fiscal 2005, and earnings per share from continuing operations were $0.44. On an “as reported” basis, including stock compensation expense in the fiscal 2006 fourth quarter and not in the fiscal 2005 fourth quarter, pretax and net earnings from continuing operations grew 7% and 1%, respectively, and diluted earnings per share from continuing operations increased 5%, from $0.42 per share a year ago on fewer shares outstanding. On a comparable basis, including stock compensation expense in the fourth quarter of both fiscal 2006 and 2005, pretax and net earnings increased 19% and 15%, respectively. Diluted earnings per share increased 19% from $0.37 per share a year ago on fewer shares outstanding. As anticipated, during the fourth quarter, ADP increased its share repurchases, acquiring over 17 million shares of its stock for treasury for approximately $800 million.

Commenting on the results, Mr. Weinbach said, “Our results this year were terrific. Employer Services’ revenues increased 10% for both the fourth quarter and for the year. In the United States, revenues from our traditional payroll and payroll tax filing business grew 7%, and beyond payroll revenues grew 15% for both the fourth quarter and for the year. New business sales in the quarter, which reflect annualized recurring revenues anticipated from new orders, grew 24% in the U.S. and 28% worldwide. Sales were particularly strong in Major Accounts Services, National Account Services, TotalSource®, and GlobalViewSM. This sales growth exceeded our expectations and represented the strongest quarterly sales growth in nearly nine years. Based on this exceptionally strong sales growth, selling expenses were also higher than expected in the fourth quarter, resulting in pretax margin improvement of 90 basis points for the year, which is slightly lower than our previous expectation of a 100 basis point improvement. We ended the year with new business sales growth of nearly 13% in the U.S. and 13% worldwide. Client retention in the U.S. improved to a new record level for the year. The number of employees on our clients' payrolls in the U.S. increased 2.5% in the fourth quarter and 2.4% for the year.

"Brokerage Services' revenues increased 13% for the fourth quarter and 10% for the year driven primarily by our investor communications business. Beyond beneficial products’ revenue growth of 27% in the quarter was driven primarily by increases in postage, transaction reporting and fulfillment. Beneficial proxy and interim communications’ revenues increased 8% for the fourth quarter primarily due to stock record growth and timing of mailings. Beyond beneficial products’ revenues were strong with 21% growth for the year, and revenues from beneficial proxy and interim communications grew 7% for the year. Back office revenues grew 6% for the fourth quarter and 1% for the year. As anticipated, Brokerage Services' pretax margin improved 40 basis points for the year primarily from leveraging increased trade volumes as well as from cost containment measures. Securities Clearing and Outsourcing Services' (SCOS) revenues of $22.5 million and $80.6 million for the fourth quarter and for the year, respectively, were in line with our expectations. SCOS sales and sales pipeline continue to be strong and ahead of our expectations.

“Dealer Services’ revenues increased 21% for the quarter and 14% for the year, primarily due to the acquisition of UK-based Kerridge Computer Company Ltd. as internal revenue growth was 2% and 4% for the fourth quarter and for the year, respectively. Dealer Services’ pretax margin declined 90 basis points for the year primarily due to the integration of Kerridge, including fourth quarter integration expenses of approximately $2 million relating to migrating clients to Kerridge's Autoline product and re-branding of marketing materials, and $2.8 million incurred in the fourth quarter to adjust our resource levels in North America as we streamline our cost structure.

"Interest on client funds grew 29% over last year's fourth quarter, to $156 million due to a 9% increase in average client funds balances and higher interest rates. For the year, client funds interest income increased 30% to $550 million due to nearly 11% growth in average balances and an improvement of 62 basis points to a portfolio yield of about 4.1%.

“We exited fiscal 2006 with a position of strength and I am very proud of where ADP is today,” concluded Mr. Weinbach.

Sale of Claims Services:
On April 13, 2006, ADP completed the sale of its Claims Services business with annual revenues of approximately $415 million. Net cash from the transaction was approximately $760 million. Claims Services' revenues and pretax earnings are not included in revenues or pretax earnings from continuing operations for all periods in fiscal 2006 and 2005. The results of operations for this business are reported within discontinued operations in the current and prior year periods. Fiscal 2006 fourth quarter discontinued operations include the one-time pretax gain from this transaction of $561 million, or $453 million after tax, reflecting final closing adjustments.

Fiscal 2007 guidance:
“ADP moved into fiscal 2007 with continued momentum and good economic conditions,” commented Gary C. Butler, president and chief operating officer and CEO-elect. “Our guidance for fiscal 2007 includes Brokerage Services Group for the full year, and does not include any one-time expenses anticipated in connection with the Brokerage Services Group spin-off discussed below. Our guidance for fiscal 2007 is for approximately 10% revenue growth and 17% - 20% earnings per share growth, up from $1.85 earnings per share from continuing operations reported in fiscal 2006. We are anticipating pretax margin expansion of about 100 basis points in each of our businesses. Our plans reflect strong momentum in Employer Services, with about 11% revenue growth in the U.S. and 10% worldwide, double-digit new business sales growth and continued improvement in client retention. We anticipate 4% - 5% revenue growth in Brokerage Services, and 12% - 13% revenue growth in Dealer Services for fiscal 2007. Interest income on client funds is anticipated to grow approximately 20% based on expected growth of nearly 10% in client funds balances and an improvement of 40 basis points in the overall average interest rate earned on our client funds portfolio to 4.5%. Our interest assumptions are based on current futures contracts and yield curves.”

Spin-off of Brokerage Services:
ADP’s Board of Directors has approved a plan to spin-off the Brokerage Services Group business, comprised of Brokerage Services and Securities Clearing and Outsourcing Services, into an independent publicly traded company through a tax-free spin-off of 100% of Brokerage Services Group to ADP shareholders. In conjunction with the spin-off, the new Brokerage Services Group entity is expected to distribute approximately $500 - $700 million to ADP in the form of a tax-free dividend. The spin-off is subject to required regulatory approvals and reviews. ADP expects to complete the spin-off before the end of fiscal 2007.

Commenting on the transaction, Mr. Butler continued, “Fit and focus is the underlying theme of this transaction. The brokerage industry has changed in recent years, and while still attractive in terms of long-term growth opportunities, as part of ADP, the growth profile of Brokerage Services Group is below the potential that we believe exists in Employer Services and Dealer Services. We believe that ADP’s shareholders, clients and associates will benefit from a more concentrated focus by each management team on its own core business, each with different operating models, long-term strategic growth plans, and industry appropriate capital deployment. ADP’s efforts and commitment will be concentrated on the Employer Services and Dealer Services businesses, and my focus will be on increasing shareholder value by accelerating revenue growth in conjunction with margin expansion.

“Brokerage Services Group is a market leader in providing integrated outsourcing solutions to the financial services industry. With nearly $2 billion in revenues and good profitability, 4,000 associates, strong cash flows, a highly-recurring revenue model, good long-term growth prospects, an international presence, and deep relationships with the world’s leading financial institutions, we expect Brokerage Services Group will be a strong and viable stand-alone public company. Art Weinbach, who as you know is retiring as CEO of ADP on August 31, 2006, will assume the role of chairman of the new public company once the spin-off is complete. Both Rich Daly and John Hogan, who are currently co-presidents of Brokerage Services Group, will be joining Art on the management team to lead Brokerage Services Group as a stand-alone company. Rich will assume the role of CEO and John will become COO.

Capital Allocation:
“Over time, we anticipate returning an increased level of excess cash to shareholders, including the one-time cash dividend from Brokerage Services Group to ADP, by increasing dividends and/or share buybacks, depending on market conditions and acquisition funding requirements. We will make our recommendation for the 2007 dividend increase to the Board at the November meeting, which is our normal timing to review the ADP dividend policy. We anticipate ADP’s dividend increase before the spin-off to be in-line with or higher than the 2006 increase of 19%. After the spin-off, ADP will maintain the 2007 dividend at the same dollar amount as before the spin-off.

“This is an exciting time for ADP, and I am optimistic about our future growth opportunities,” Mr. Butler concluded.

An analyst conference call will be held today, Wednesday, August 2 at 10:00 a.m. EDT. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.adp.com and click on the webcast icon. The presentation will be available to download and print approximately 60 minutes before the webcast at the ADP Investor Information home page at http://www.investquest.com/iq/a/aud/index.htm. ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

ADP, with nearly $9 billion in revenues and more than 570,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006 (B)	2005 (C)	2006 (B)	2005 (C)
Revenues, other than interest on funds
held for Employer Services' clients and
PEO revenues	$2,130.8	$1,892.1	$7,628.0	$6,985.3

Interest on funds held for
Employer Services' clients	156.3	121.1	549.8	421.4
PEO revenues (A)	186.8	153.9	703.7	577.0
Total revenues	2,473.9	2,167.1	8,881.5	7,983.7

Operating expenses	1,253.2	1,062.9	4,289.5	3,764.8
Selling, general and administrative expenses	602.6	493.3	2,035.1	1,832.8
Systems development and programming costs	155.3	150.5	589.8	550.3
Depreciation and amortization	75.1	69.6	288.6	273.9
Other income, net	(37.0)	(7.1)	(64.5)	(31.2)
Total expenses	2,049.2	1,769.2	7,138.5	6,390.6

Earnings from continuing operations
before income taxes	424.7	397.9	1,743.0	1,593.1

Provision for income taxes	171.5	148.2	670.6	594.8

Net earnings from continuing operations	$253.2	$249.7	$1,072.4	$998.3

Earnings from discontinued operations, net of provision for
income taxes of $107.6 and $4.4 for the three months
ended June 30, 2006 and 2005, respectively, and
$123.2 and $27.7 for the twelve months ended June 30,
2006 and 2005, respectively	450.6	9.0	481.6	57.1

Net earnings	$703.8	$258.7	$1,554.0	$1,055.4

Basic earnings per share from continuing operations	$0.45	$0.43	$1.87	$1.71
Basic earnings per share from discontinued operations	$0.79	$0.02	$0.84	$0.10
Basic earnings per share	$1.24	$0.44	$2.70	$1.81

Diluted earnings per share from continuing operations	$0.44	$0.42	$1.85	$1.69
Diluted earnings per share from discontinued operations	$0.79	$0.02	$0.83	$0.10
Diluted earnings per share	$1.23	$0.44	$2.68	$1.79

Dividends per common share	$0.1850	$0.1550	$0.7100	$0.6050

(A) Net of pass-through costs of $1,809.5 and $1,465.8 for the three months ended June 30, 2006 and 2005, respectively, and $6,977.0 and $5,499.2 for the twelve months ended June 30, 2006 and 2005, respectively.

(B) The Consolidated Statements of Earnings for the three and twelve months ended June 30, 2006 reflect the results of the Company on an "as reported" basis and include incremental stock compensation expense relating to the Company's stock compensation plans of $7.3 and $30.9 in operating expenses, $24.1 and $85.9 in selling, general and administrative expenses and $7.5 and $31.9 in systems development and programming costs, respectively, as well as a related tax benefit of $11.4 and $41.7 in provision for income taxes for the three and twelve months ended June 30, 2006, respectively, in accordance with SFAS No. 123R, "Share-Based Payment," which the Company adopted as of July 1, 2005.

(C) The Consolidated Statements of Earnings for the three and twelve months ended June 30, 2005 reflect the results of the Company on an "as reported" basis and do not include incremental stock compensation expense.

In order to show the results for the three and twelve months ended June 30, 2006 and 2005 on a comparable basis, adjustments for incremental stock compensation expense relating to the Company's stock compensation plans are shown in the Consolidated Statements of Earnings - Comparable Basis, as Adjusted for Stock Compensation Expense for the Three & Twelve Months Ended June 30, 2005 that follow.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings - Comparable Basis, as Adjusted for Stock Compensation Expense
for the Three & Twelve Months Ended June 30, 2005
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2006 (B)	2005 (C)	2006 (B)	2005 (C)
Revenues, other than interest on funds
held for Employer Services' clients and
PEO revenues	$2,130.8	$1,892.1	$7,628.0	$6,985.3
Interest on funds held for
Employer Services' clients	156.3	121.1	549.8	421.4
PEO revenues (A)	186.8	153.9	703.7	577.0
Total revenues	2,473.9	2,167.1	8,881.5	7,983.7

Operating expenses	1,253.2	1,071.9	4,289.5	3,803.6
Selling, general and administrative expenses	602.6	516.8	2,035.1	1,925.6
Systems development and programming costs	155.3	160.1	589.8	591.7
Depreciation and amortization	75.1	69.6	288.6	273.9
Other income, net	(37.0)	(7.1)	(64.5)	(31.2)
Total expenses	2,049.2	1,811.3	7,138.5	6,563.6

Earnings from continuing operations
before income taxes	424.7	355.8	1,743.0	1,420.1

Provision for income taxes	171.5	136.3	670.6	546.3

Net earnings from continuing operations	$253.2	$219.5	$1,072.4	$873.8

Earnings from discontinued operations, net of provision for
income taxes of $107.6 and $3.8 for the three months
ended June 30, 2006 and 2005, respectively, and
$123.2 and $25.2 for the twelve months ended June 30,
2006 and 2005, respectively	450.6	7.3	481.6	50.0

Net earnings	$703.8	$226.8	$1,554.0	$923.8

Basic earnings per share from continuing operations	$0.45	$0.38	$1.87	$1.50
Basic earnings per share from discontinued operations	$0.79	$0.01	$0.84	$0.09
Basic earnings per share	$1.24	$0.39	$2.70	$1.58

Diluted earnings per share from continuing operations	$0.44	$0.37	$1.85	$1.48
Diluted earnings per share from discontinued operations	$0.79	$0.01	$0.83	$0.08
Diluted earnings per share	$1.23	$0.39	$2.68	$1.57

Dividends per common share	$0.1850	$0.1550	$0.7100	$0.6050

(A) Net of pass-through costs of $1,809.5 and $1,465.8 for the three months ended June 30, 2006 and 2005, respectively, and  $6,977.0 and $5,499.2 for the twelve months ended June 30, 2006 and 2005, respectively.

(B) The Consolidated Statements of Earnings for the three and twelve months ended June 30, 2006 reflect the results of the Company on an "as reported" basis and include incremental stock compensation expense relating to the Company's stock compensation plans of $7.3 and $30.9 in operating expenses, $24.1 and $85.9 in selling, general and administrative expenses and $7.5 and $31.9 in systems development and programming costs, respectively, as well as a related tax benefit of $11.4 and $41.7 in provision for income taxes for the three and twelve months ended June 30, 2006, respectively, in accordance with SFAS No. 123R, "Share-Based Payment," which the Company adopted as of July 1, 2005.

(C) The adjusted Consolidated Statements of Earnings for the three and twelve months ended June 30, 2005 include adjustments for incremental stock compensation expense relating to the Company's stock compensation plans of $9.0 and $38.8 in operating expenses, $23.5 and $92.8 in selling, general and administrative expenses and $9.6 and $41.4 in systems development and programming costs, respectively, as well as a related tax benefit of $11.9 and $48.5 in provision for income taxes for the three and twelve months ended June 30, 2005, respectively.

Tables showing fiscal 2005 quarterly detail, as adjusted for stock compensation expense related to the Company's stock compensation plans, are posted to the investor relations homepage of our website at www.adp.com under "Financial Data."

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2006	2005 (B)	Change	% Change
Revenues (A)
Employer Services	$1,439.4	$1,310.1	$129.3	10%
Brokerage Services	649.0	571.9	77.1	13%
Dealer Services	308.1	255.4	52.7	21%
Securities Clearing and Outsourcing Services	22.5	24.3	(1.8)	(7)%
Other (B)	54.9	5.4	49.5	100%+
	$2,473.9	$2,167.1	$306.8	14%
Pre-tax earnings from continuing operations (A)
Employer Services	$224.6	$191.3	$33.3	17%
Brokerage Services	168.4	137.5	30.9	22%
Dealer Services	41.7	37.1	4.6	12%
Securities Clearing and Outsourcing Services	(4.3)	(9.1)	4.8	53%
Other (B)	(5.7)	(1.0)	(4.7)	(100%+ )
	$424.7	$355.8	$68.9	19%
Pre-tax margin (A)
Employer Services	15.6%	14.6%	1.0%
Brokerage Services	25.9%	24.0%	1.9%
Dealer Services	13.5%	14.5%	(1.0)%
Securities Clearing and Outsourcing Services	(19.1)%	(37.5)%	18.4%
Other (B)	n/m	n/m	n/m
	17.2%	16.4%	0.8%

	Twelve Months Ended
	June 30,
	2006	2005 (B)	Change	% Change
Revenues (A)
Employer Services	$5,763.4	$5,261.3	$502.1	10%
Brokerage Services	1,852.8	1,678.9	173.9	10%
Dealer Services	1,132.4	990.6	141.8	14%
Securities Clearing and Outsourcing Services	80.6	61.5	19.1	31%
Other (B)	52.3	(8.6)	60.9	100%+
	$8,881.5	$7,983.7	$897.8	11%
Pre-tax earnings from continuing operations (A)
Employer Services	$1,308.4	$1,149.3	$159.1	14%
Brokerage Services	339.5	301.1	38.4	13%
Dealer Services	161.1	149.8	11.3	7%
Securities Clearing and Outsourcing Services	(30.3)	(23.6)	(6.7)	(28)%
Other (B)	(35.7)	(156.5)	120.8	77%
	$1,743.0	$1,420.1	$322.9	23%
Pre-tax margin (A)
Employer Services	22.7%	21.8%	0.9%
Brokerage Services	18.3%	17.9%	0.4%
Dealer Services	14.2%	15.1%	(0.9)%
Securities Clearing and Outsourcing Services	(37.5)%	(38.4)%	0.9%
Other (B)	n/m	n/m	n/m
	19.6%	17.8%	1.8%

(A) Prior year's segment results were adjusted to reflect fiscal year 2006 budgeted foreign exchange rates.

(B) Fiscal year 2005 adjusted to include incremental stock compensation expense of $42.1 and $173.0 for the three and twelve months ended June 30, 2005, respectively.

n/m - not meaningful

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data (Continued)
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2006	2005	Change
Components of Other Income, net:
Interest income on corporate funds	$(46.3)	$(25.9)	$(20.4)
Interest expense	21.5	9.8	11.7
Realized losses (gains) on
available-for-sale securities, net	(12.2)	9.0	(21.2)
Total other income, net	$(37.0)	$(7.1)	$(29.9)

	Twelve Months Ended
	June 30,
	2006	2005	Change
Components of Other Income, net:
Interest income on corporate funds	$(141.9)	$(92.0)	$(49.9)
Interest expense	72.8	32.3	40.5
Realized losses (gains) on
available-for-sale securities, net	4.6	28.5	(23.9)
Total other income, net	$(64.5)	$(31.2)	$(33.3)

	Three Months Ended
	June 30,
	2006	2005	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$253.2	$249.7	$3.5	1%
Net earnings	$703.8	$258.7	$445.1	100%+
Basic weighted average shares outstanding	568.1	582.0	(13.9)
Basic earnings per share from continuing operations	$0.45	$0.43	$0.02	5%
Basic earnings per share	$1.24	$0.44	$0.80	100%+

Diluted net earnings from continuing operations	$253.4	$250.0	$3.4	1%
Diluted net earnings	$704.0	$259.0	$445.0	100%+
Diluted weighted average shares outstanding	572.9	588.6	(15.7)
Diluted earnings per share from continuing operations	$0.44	$0.42	$0.02	5%
Diluted earnings per share	$1.23	$0.44	$0.79	100%+

	Twelve Months Ended
	June 30,
	2006	2005	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$1,072.4	$998.3	$74.1	7%
Net earnings	$1,554.0	$1,055.4	$498.6	47%
Basic weighted average shares outstanding	574.8	583.2	(8.4)
Basic earnings per share from continuing operations	$1.87	$1.71	$0.16	9%
Basic earnings per share	$2.70	$1.81	$0.89	49%

Diluted net earnings from continuing operations	$1,073.4	$999.3	$74.1	7%
Diluted net earnings	$1,555.0	$1,056.4	$498.6	47%
Diluted weighted average shares outstanding	580.3	590.0	(9.7)
Diluted earnings per share from continuing operations	$1.85	$1.69	$0.16	9%
Diluted earnings per share	$2.68	$1.79	$0.89	50%

		Three Months Ended
		June 30, 2005
	Three Months	Comparable Basis,
	Ended	As Adjusted for Stock
	June 30, 2006	Compensation Expense	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$253.2	$219.5	$33.7	15%
Net earnings	$703.8	$226.8	$477.0	100%+
Basic weighted average shares outstanding	568.1	582.0	(13.9)
Basic earnings per share from continuing operations	$0.45	$0.38	$0.07	18%
Basic earnings per share	$1.24	$0.39	$0.85	100%+

Diluted net earnings from continuing operations	$253.4	$219.8	$33.6	15%
Diluted net earnings	$704.0	$227.1	$476.9	100%+
Diluted weighted average shares outstanding	572.9	588.6	(15.7)
Diluted earnings per share from continuing operations	$0.44	$0.37	$0.07	19%
Diluted earnings per share	$1.23	$0.39	$0.84	100%+

		Twelve Months Ended
		June 30, 2005
	Twelve Months	Comparable Basis,
	Ended	As Adjusted for Stock
	June 30, 2006	Compensation Expense	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$1,072.4	$873.8	$198.6	23%
Net earnings	$1,554.0	$923.8	$630.2	68%
Basic weighted average shares outstanding	574.8	583.2	(8.4)
Basic earnings per share from continuing operations	$1.87	$1.50	$0.37	25%
Basic earnings per share	$2.70	$1.58	$1.12	71%

Diluted net earnings from continuing operations	$1,073.4	$874.8	$198.6	23%
Diluted net earnings	$1,555.0	$924.8	$630.2	68%
Diluted weighted average shares outstanding	580.3	590.0	(9.7)
Diluted earnings per share from continuing operations	$1.85	$1.48	$0.37	25%
Diluted earnings per share	$2.68	$1.57	$1.11	71%

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data (Continued)
(Unaudited)

	Three Months Ended
	June 30,
	2006	2005	Change	% Change
Key Statistics:
Internal revenue growth:
Total Company	14%	9%
Employer Services	10%	10%
Brokerage Services	13%	7%
Dealer Services	2%	5%

Average investment balances at cost (in billions):
Corporate investments	$4.2	$3.1	$1.1	36.4%
Funds held for clients	14.6	13.4	1.2	8.8%
Total	$18.8	$16.5	$2.3	14.0%
Average interest rates earned exclusive of
realized losses (gains) on:
Corporate investments	4.28%	3.27%
Funds held for clients	4.30%	3.64%
Total	4.30%	3.57%
Net unrealized gain/(loss) position at end of period	$(312.9)	$32.9

Employer Services:
Change in pays per control - Majors AutoPay	2.5%	2.1%
New business sales growth - worldwide	28%	16%
Change in client revenue retention - U.S.	0.3 pts	(0.4) pts
PEO worksite employees at end of period	139,000	113,000

	Twelve Months Ended
	June 30,
	2006	2005	Change	% Change
Key Statistics:
Internal revenue growth:
Total Company	10%	9%
Employer Services	10%	8%
Brokerage Services	11%	9%
Dealer Services	4%	5%

Average investment balances at cost (in billions):
Corporate investments	$3.6	$3.1	$0.4	14.1%
Funds held for clients	13.6	12.3	1.3	10.6%
Total	$17.2	$15.4	$1.7	11.3%
Average interest rates earned exclusive of
realized losses (gains) on:
Corporate investments	3.95%	2.93%
Funds held for clients	4.05%	3.44%
Total	4.03%	3.33%
Net unrealized gain/(loss) position at end of period	$(312.9)	$32.9

Employer Services:
Change in pays per control - Majors AutoPay	2.4%	1.9%
New business sales growth - worldwide	13%	13%
New business sales dollars - worldwide (in millions)	$950	$840	$110	13%
Change in client revenue retention - U.S.	0.2 pts	0.5 pts
PEO worksite employees at end of period	139,000	113,000

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	June 30,	June 30,
	2006	2005

Assets
Cash and cash equivalents/Short-term
marketable securities	$2,322.2	$1,549.4
Securities clearing receivables	836.8	965.2
Other current assets	1,626.8	1,693.1
Assets of discontinued operations	-	662.2
Total current assets	4,785.8	4,869.9

Long-term marketable securities	334.0	447.9
Property, plant and equipment, net	782.4	637.9
Other non-current assets	4,129.7	3,762.2
Funds held for clients	17,483.9	17,897.5
Total assets	$27,515.8	$27,615.4

Liabilities and Stockholders' Equity
Securities clearing payables	$613.6	$745.2
Other current liabilities	1,985.1	1,896.5
Liabilities of discontinued operations	19.7	220.1
Total current liabilities	2,618.4	2,861.8

Long-term debt	74.3	75.7
Other non-current liabilities	1,024.1	1,034.8
Client funds obligations	17,787.4	17,859.2
Total liabilities	21,504.2	21,831.5
Total stockholders' equity	6,011.6	5,783.9
Total liabilities and stockholders' equity	$27,515.8	$27,615.4

This release and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations, employee benefits and registered clearing agencies and broker-dealers; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. In addition, the proposed spin-off of the Brokerage Services Group is subject to inherent risks and uncertainties, including: risks that the spin-off will not be consummated; increased demands on our management team to accomplish the spin-off; significant transaction costs; risks of changes in our credit rating and risks from changes in results of operations of our three principal business units. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Automatic Data Processing, Inc.

ADP Investor Relations
Elena Charles, 973.974.4077
Debbie Morris, 973.974.7821

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